Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Steven C. Mayer
Executive Vice President & Chief Financial Officer
240/314-4400
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003

HUMAN GENOME SCIENCES ANNOUNCES

THIRD QUARTER 2004 FINANCIAL RESULTS

ROCKVILLE, Maryland — October 26, 2004 — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today financial results for the three-month and nine-month periods ended September 30, 2004.

The Company’s actual net loss for the quarter ended September 30, 2004, in accordance with Generally Accepted Accounting Principles (GAAP), was $62.2 million, or $0.48 per share. This compares with the actual net loss of $47.7 million, or $0.37 per share, for the same period of the previous year.

The Company’s pro forma net loss for the third quarter ended September 30, 2004, was $56.4 million, or $0.43 per share, which compares to its actual net loss for the third quarter ended September 30, 2003, of $47.7 million, or $0.37 per share, and consisting of a charge of $5.8 million, or $0.05 per share, which includes a charge of $4.0 million for the ongoing consolidation of facilities and a charge of $1.8 million relating to the previously announced retirement of the Company’s Chairman and Chief Executive Officer (CEO).

The Company reported revenues of $0.7 million for the third quarter ended September 30, 2004. This compares to revenue of $1.2 million for the same period of the previous year. The difference in revenue between the periods is due to license and milestone payments paid to Human Genome Sciences in 2003.

The Company’s actual net loss for the nine months ended September 30, 2004, in accordance with GAAP, was $176.2 million, or $1.36 per share. This compares with the actual net loss of $136.4 million, or $1.06 per share, for the same period of the previous year.

The Company’s pro forma net loss for the nine months ended September 30, 2004, was $164.9 million, or $1.27 per share. This compares to its actual net loss of $136.4 million, or $1.06 per share, for the same period of the previous year. The pro forma net loss for the nine months ended September 30, 2004, excludes a restructuring charge of $11.3 million, or $0.09 per share, consisting of a charge of $4.8 million for the recent retirement of the Company’s CEO, $4.0 million for the ongoing consolidation of facilities, and $2.5 million for the completed reduction of staff.

The Company reported revenues of $3.0 million for the nine-month period ended September 30, 2004. This compares to revenues of $3.5 million for the same period of the previous year. The decrease in revenue is due to license and milestone payments paid to Human Genome Sciences in 2003, as noted above.

The increase in the Company’s actual net loss during both the three- and nine-month periods, as compared to the prior year periods, is due to an increase in manufacturing and clinical development costs related to the increased number of clinical trials and a greater number of patients in those clinical trials, a decrease in net investment income, a charge for restructuring related to a previously announced ongoing consolidation of facilities, the recent retirement of the Company’s CEO, and completed reduction of staff, partially offset by a decrease in General and Administrative costs.

At September 30, 2004, cash and short-term investments totaled $1.02 billion, including $294.4 million of restricted investments. This compares to $1.26 billion, including $280.8 million of restricted investments, at December 31, 2003. The increase in restricted investments is related to completion of construction at the Traville facility.

As of September 30, 2004, there were approximately 130.3 million shares of common stock outstanding.

Craig A. Rosen, Ph.D., President and Chief Operating Officer, said, “We continue to achieve significant clinical development milestones. I am pleased to report that we have initiated the clinical development of HGS-TR2J, the third in our family of agonistic human monoclonal antibodies to TRAIL Receptors 1 and 2. Since the beginning of the third quarter, we have initiated five important new clinical trials of HGS-ETR1, including three Phase 2 studies to evaluate its potential as a treatment for non-small cell lung cancer, colorectal cancer and non-Hodgkin’s lymphoma, as well as two Phase 1B clinical trials to evaluate HGS-ETR1 in combination with chemotherapeutic agents. We also reported the positive interim results of an ongoing Phase 1 trial of HGS-ETR2, as well as additional interim results from two ongoing Phase 1 clinical trials of HGS-ETR1 that indicate its safety and tolerability in patients with advanced solid tumors or non-Hodgkin’s lymphoma. We expect to achieve additional clinical development milestones in the fourth quarter of 2004.”

Steven C. Mayer, Executive Vice President and Chief Financial Officer, said, “We continue to maintain our strong financial position. In October, we completed the private placement of $280.0 million of convertible subordinated notes. Our offering was very well received, indicating strong interest on the part of investors. All of the proceeds from these notes have been used to retire previously outstanding convertible debt. As a result, we have extended the maturity of a significant portion of our convertible debt from 2007 to 2011 and will realize interest expense savings of approximately $5.0 million per year.”

HIGHLIGHTS OF THE QUARTER

PRODUCTS

Human Genome Sciences provided the following update on four of its drugs in clinical development:

HGS-ETR1 : The Company has begun dosing patients in three Phase 2 clinical trials of HGS-ETR1 (TRAIL-R1 mAb) to evaluate its potential in the treatment of specific cancers. Phase 2 studies are currently ongoing in non-small cell lung cancer; advanced colorectal cancer; and, non-Hodgkin’s lymphoma. Human Genome Sciences also has initiated two Phase 1B clinical trials of HGS-ETR1 in combination with chemotherapeutic agents in patients with advanced solid tumors. On September 29, 2004, interim results of two on-going Phase 1 trials of HGS-ETR1 were presented at the 16 th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics. These data indicate the safety and tolerability of HGS-ETR1 in patients with advanced solid tumors or non-Hodgkin’s lymphoma, and support further evaluation of HGS-ETR1 in Phase 2 clinical trials.

HGS-TR2J : Human Genome Sciences has initiated clinical development of a new drug for the treatment of cancer, HGS-TR2J, in patients with advanced solid malignancies. HGS-TR2J, which arises from the Company’s collaboration with the Pharmaceutical Division of Kirin Brewery Company, is Human Genome Sciences’ second novel agonistic human monoclonal antibody to TRAIL Receptor 2.

HGS-ETR2 : On September 29, 2004, at the EORTC-NCI-AACR Symposium referenced above, the Company reported that the initial results of an ongoing Phase 1 clinical trial of HGS-ETR2 indicate its safety and tolerability in cancer patients with advanced solid tumors, and support continued dose escalation and evaluation in these patients.

LymphoStat-B : Phase 2 clinical trials are underway to evaluate LymphoStat-B in patients with systemic lupus erythematosus and in patients with rheumatoid arthritis. During the third quarter, Human Genome Sciences completed the enrollment, randomization and initiation of dosing in both Phase 2 studies. It is anticipated that results of the clinical trial in rheumatoid arthritis will be available in the Spring of 2005, and that results of the clinical trial in systemic lupus erythematosus will be available in the Fall of 2005.

PARTNERSHIPS

During the quarter, Corautus Genetics Inc., of Atlanta, Georgia, initiated a Phase 2B clinical trial to evaluate the safety and efficacy of Vascular Endothelial Growth Factor-2 (VEGF-2) for the treatment of severe cardiovascular disease. This randomized, double-blinded, dose ranging and placebo-controlled study will enroll up to 404 patients suffering from Class III or Class IV angina, in medical centers throughout the United States.

Human Genome Sciences holds an equity interest of approximately 15 percent in Corautus, to which it has granted an exclusive license to the gene therapy rights of its VEGF-2 gene. Human Genome Sciences is entitled to receive up to a 10 percent royalty on net sales of any product brought to market by Corautus that is based on the VEGF-2 gene.

In a separate press release distributed earlier today, Human Genome Sciences announced a new agreement with GlaxoSmithKline, under which GlaxoSmithKline has acquired exclusive worldwide rights to develop and commercialize Albugon ä , a drug currently in late-stage preclinical development by Human Genome Sciences for potential use in the treatment of diabetes. Human Genome Sciences will receive an upfront fee and clinical development and commercial milestone payments that could amount to as much as $183.0 million, and additional milestones for other indications developed. Human Genome Sciences will also receive royalties on the annual net sales of any products developed and commercialized under the agreement.

PEOPLE

As previously announced, several changes in the top management of the Company have taken effect. William A. Haseltine, Ph.D., has retired as Chairman and Chief Executive Officer. Argeris (Jerry) N. Karabelas, Ph.D., has succeeded Dr. Haseltine as Chairman of the Board. Craig A. Rosen, Ph.D., has been promoted to President and Chief Operating Officer. The Board of Directors continues an active search for a new Chief Executive Officer.

FINANCIAL TRANSACTIONS

In October 2004, the Company successfully completed a convertible note offering placing $280 million principal amount of 2.25% Convertible Subordinated Notes Due 2011. These notes are convertible into Human Genome Sciences common stock at a price of approximately $15.55 per share. Human Genome Sciences has granted to the initial purchasers of the notes a 30-day option to purchase up to an additional $20 million of the Notes. The Company has used all of the net proceeds from the offering to repurchase a significant portion of its outstanding convertible subordinated debt due in 2007. As a result, the Company has extended the maturity of this portion of its convertible debt from 2007 to 2011 and will realize interest expense savings of approximately $5.0 million per year.

Approximately $278.2 million aggregate principal amount of outstanding convertible subordinated notes have been repurchased.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based protein and antibody drugs to patients.

HGS, Human Genome Sciences, Albugon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

(See selected financial information.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(dollars in thousands, except share and per share amounts)
Revenue — R&D collaborative contracts	$717	$1,242	$3,004	$3,526

Costs and expenses:
Research and development	52,190	48,352	159,514	142,432
General and administrative	8,272	10,785	25,734	30,116
Charge for restructuring	5,799	—	11,297	—

Total costs and expenses	66,261	59,137	196,545	172,548

Income (loss) from operations	(65,544)	(57,895)	(193,541)	(169,022)
Net interest income	3,307	10,207	17,349	32,625

Income (loss) before taxes	(62,237)	(47,688)	(176,192)	(136,397)
Provision for income taxes	—	—	—	—

Net income (loss) (a)	$(62,237)	$(47,688)	$(176,192)	$(136,397)

Net income (loss) per share, basic and diluted (a)	$(0.48)	$(0.37)	$(1.36)	$(1.06)

Weighted average shares outstanding, basic & diluted	130,299,981	129,186,271	129,930,277	129,046,364

(a) The Company’s net income (loss) for the three and nine-month periods ended September 30, 2004 includes a charge for restructuring. Excluding this item, pro forma net income (loss) is as follows:

Net income (loss), per above	$(62,237)	$(47,688)	$(176,192)	$(136,397)
Charge for restructuring	5,799	—	11,297	—
Pro forma net income (loss)	$(56,438)	$(47,688)	$(164,895)	$(136,397)
Pro forma net income (loss) per share, basic and diluted	$(0.43)	$(0.37)	$(1.27)	$(1.06)
Weighted average shares outstanding	130,299,981	129,186,271	129,930,277	129,046,364

HUMAN GENOME SCIENCES, INC. BALANCE SHEET DATA	September 30, 2004	December 31, 2003
	(dollars in thousands)
Cash, cash equivalents and short-term investments (b)	$1,016,446	$1,262,458
Total assets (b)	1,281,467	1,466,204
Total debt and capital lease, less current portion	503,390	503,664
Total stockholders’ equity	722,529	903,333

(b) Includes $294,388 and $280,776 in restricted investments at September 30, 2004, and December 31, 2003, respectively.

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